Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS YEAR-END AND
FOURTH QUARTER 2015 RESULTS

American Fork, Utah, January 26, 2016 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB) today announced results for the year-end and quarter ended December 31, 2015.

Consolidated net income for the year ended December 31, 2015 was $19.6 million compared to $14.9 million for 2014, an increase of 31.6%. Diluted earnings per share was $1.17 for the year ended December 31, 2015 compared to $0.98 for the prior year, an increase of 19.4%. Diluted earnings per share for 2015 includes the partial year impact of the increased shares issued in the June 2015 initial public offering.

Consolidated net income for the fourth quarter of 2015 was $4.9 million compared to $5.3 million for the third quarter of 2015, a decrease of 7.2%, and $4.1 million for the fourth quarter of 2014, an increase of 20.1%. Diluted earnings per share was $0.27 for the fourth quarter of 2015 compared to $0.29 for the third quarter of 2015 and $0.26 per diluted share in the fourth quarter of 2014.

“We are quite pleased with our operating results for the year as our net income of over $19 million is the highest in the Company’s history. Our current year diluted earnings per share, return on average equity and return on average assets also increased over the prior year, even after absorbing the impact of the additional shares issued and equity raised from our initial public offering. We are also pleased with our overall loan growth of over 11% during the year and for 2016 we expect high single-digit loan growth.” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp.

Highlights

•	Net income of $19.6 million in 2015 – highest in the Company’s history.
•	Declared a 16.7% increase in the quarterly dividend to $0.07 per share.
•	Net interest margin increased to 4.43% for 2015 compared to 4.39% in 2014.
•	Return on average equity increased to 10.49% in 2015 compared to 9.76% for 2014.
•	Return on average assets increased to 1.34% in 2015 compared to 1.12% for 2014.
•	Efficiency ratio improved to 60.23% in 2015 from 63.58% in 2014.
•	Loans held for investment at year-end grew 11.4% year over year.
•	Deposits at year-end grew 9.2% year over year.

Earnings Summary

Net income for the year ended December 31, 2015 of $19.6 million was impacted by the following factors: (a) higher net interest income of approximately $6.7 million, (b) lower loan loss provision of $0.7 million, (c) higher non-interest income of $0.8 million, and (d) offset by higher salaries and wages of $2.3 million and income taxes of $2.0 million. Diluted earnings per share increased year over year by 19.4% from $0.98 to $1.17 per share, and was impacted by the additional 2.66 million shares issued as part of the initial public offering in June 2015.

Net income for the fourth quarter of 2015 of $4.9 million compared to $5.3 million in the third quarter of 2015 was impacted by the following factors: (a) higher net interest income of $0.7 million, (b) a decline in noninterest income of $0.2 million, (c) higher salaries and wages of $0.7 million and other expenses of $0.5 million and (d) a decrease in income taxes of $0.4 million. These factors contributed to diluted earnings per share declining to $0.27 per share compared to $0.29 per share in the third quarter of 2015.

Return on average assets for the year 2015 was 1.34% compared to 1.12% in the prior year. Return on average equity for 2015 was 10.49% compared to 9.76% in 2014. Return on average assets for the fourth quarter of 2015 was 1.24% compared to 1.40% in the third quarter of 2015. Return on average equity for fourth quarter of 2015 was 9.27% compared to 10.21% in the third quarter of 2015.

Net Interest Income and Margin

Net interest income for the year ended December 31, 2015 increased $6.7 million over 2014 primarily due to an increase of 11.4% in loans held for investment and a higher net interest margin of 4.43% compared to 4.39% in 2014. Average balances for loans increased from $861.8 million in 2014 to $983.3 million during 2015. Net interest margin remained relatively stable above 4.4% during the year, even after the short-term investing of the net proceeds of $34.9 million from the Company’s initial public offering.

Net interest income for the fourth quarter of 2015 increased $0.7 million compared to the third quarter of 2015, primarily due to an increase in average loan balances from $991.2 million to $1.02 billion with net interest margin of 4.43% in the fourth quarter and third quarter of 2015.

With the recent increase in short-term interest rates, we expect that earning asset yields and cost of funds on deposits will likely increase during 2016. Our interest rate risk models project our net interest margin will increase in a rising rate environment. The assumptions on earning asset yields and cost of funds on deposits are based on historical patterns in previous rising rate environments. However, since earning asset yields and cost of funds on deposits have been low for an extended period of time, we can give no assurance that the underlying assumptions in the interest rate risk models will behave in the same manner in the future and could impact net interest margins in future periods.

Provision for Loan Losses

The provision for loan losses for 2015 declined $0.7 million to $1.0 million compared to 2014 primarily due to an improvement in credit quality of the underlying loan portfolio and lower net charge-offs. Total net charge-offs for 2015 declined to $0.6 million compared to $0.9 million in 2014.

Non-interest Income

Non-interest income for the year 2015 increased by 5% to $16.0 million from $15.2 million in 2014 primarily due to an increase of $0.9 million in mortgage banking income partially offset by a decrease in service charge income. The Company has experienced higher mortgage banking income and residential mortgage loan volumes compared to the same period in 2014; however, this growth may not continue in future periods because the mortgage banking business has historically been a cyclical business.

Non-interest income for the fourth quarter of 2015 declined $0.2 million compared to the third quarter of 2015 largely due to lower mortgage banking income and by a decline in service charge income.

Non-interest Expense

Non-interest expenses for 2015 increased by $1.4 million or 3.2% over 2014 primarily from increases to salaries and benefits of $2.3 million during the year and offset by a decrease of $0.7 million of merger-related expenses compared to 2014. No merger-related expenses were incurred in 2015. The year-over-year increase in salaries and benefits is primarily due to new hires, salary increases, variable compensation costs during the year to support our balance sheet and income growth, and expansion of our leasing division.

Non-interest expenses for the fourth quarter of 2015 compared to the third quarter of 2015 increased $1.2 million consisting of $0.7 million in salaries and benefits and $0.5 million in other expenses. The increase to salaries and benefits was related to commissions, retirement plan contributions and related payroll taxes resulting from achieving the highest net income in the Company’s history. The increase in other expenses was largely from expenses related to being a public company, higher loan production expenses and costs associated with the merging of the bank charters in September 2015. Approximately $0.2 million of the fourth quarter expense increases resulted from one-time costs and $0.4 million from other fourth-quarter adjustments, totaling $0.6 million pretax or $0.4 million after-tax.

Our efficiency ratio for the year 2015 was 60.23% an improvement over 63.58% in 2014. The additional expenses discussed above impacted our efficiency ratio for the fourth quarter of 2015 which was 62.48%. While we continue to focus on improving our efficiency ratio, the ratio could be impacted by investments in new branches which we hope to open in 2016, and the expansion of the leasing division. Historically since 2012 our leasing division has purchased lease paper from other originators.  We are expanding our leasing division to begin originating leases.  We plan to hire additional staff and incur expenses to accommodate the expansion.  We anticipate modest growth in 2016 from our current portfolio.

Income Tax Provision

The effective tax rate for the year and quarter ended December 31, 2015 was 34.3% and 33.8%, respectively, compared to 35.6% for the year 2014 and 35.1% in the third quarter of 2015. The tax rate decreased in 2015 compared to the prior year due primarily to an increase in the portion of nontaxable income to taxable income and certain tax credits.

Loans and Credit Quality

Loans held for investment increased $107.5 million or 11.4% during 2015 over the prior year. Although loans were relatively flat between the second and third quarters of 2015, loans increased during the fourth quarter of 2015 to $1.05 billion from $993.5 million at September 30, 2015. Average loans for the year 2015 increased from $861.8 million in 2014 to $983.3 million. Average loans for the fourth quarter 2015 were $1.02 billion compared to $991.2 million for the third quarter of 2015.

Non-performing loans declined to $7.4 million as of year-end 2015 compared to $9.4 million as of the third quarter of 2015 and $7.9 million as of December 31, 2014. At December 31, 2015, the ratio of non-performing assets to total assets was 0.51% compared to 0.64% at the end of the third quarter of 2015 and 0.70% as of December 31, 2014. The allowance for loan losses to loans was 1.45% as of December 31, 2015, 1.54% at September 30, 2015 and 1.58% at December 31, 2014.

Early stage delinquencies (accruing past-due loans, 30 to 89 days) increased as of year-end 2015 to $15.7 million compared to $5.1 million as of September 30, 2015 and $9.8 million at December 31, 2014. The majority of these early stage delinquencies are related to matured loans that were in the process of being renewed.

Investment Securities

Investment securities at year-end 2015 increased 10.6% to $398.6 million compared to $360.4 million at the end of the third quarter of 2015 and increased 20.5% compared to $330.8 million as of the end of 2014, reflecting the investment of net proceeds received from the Company’s initial public offering. Available-for-sale securities totaled $332.7 million and held to maturity securities had an amortized cost of $65.9 million at December 31, 2015.

Liabilities

Total deposits at year-end 2015 were $1.31 billion compared to $1.33 billion at September 30, 2015 and $1.20 billion as of year-end 2014. Increases from 2014 were primarily due to growth of the client base and new customers. Non-interest-bearing deposits were 31% of total deposits as of December 31, 2015 compared to 32% as of the third quarter 2015 and 27% as of year-end 2014. Short-term borrowings increased to $27.2 million at December 31, 2015.

Shareholders’ Equity

Shareholders’ equity increased to $209.4 million as of year-end 2015 compared to $206.6 million as of September 30, 2015 and $157.7 million as of year-end 2014. The increase resulted primarily from (i) the successful initial public offering of 2.66 million common shares in June 2015, which provided net proceeds after offering expenses of $34.9 million, and (ii) net income during the intervening period net of cash dividends paid to shareholders.

Dividend

As previously announced on January 21, 2016, the Board of Directors declared a 16.7% increase to our quarterly cash dividend to $0.07 per share. The dividend will be payable to shareholders of record on February 1, 2016 and paid on February 12, 2016. The dividend payout ratio for earnings for the year ended December 31, 2015 was 21.5%.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the year ended and fourth quarter of 2015 at 11:00 a.m. Eastern Time on Wednesday, January 27, 2016. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the conference ID is 3280274.

To participate on the webcast, log on to: http://services.choruscall.com/links/pub160127.html.

If you are unable to participate during the live webcast, the call will be archived on the Company’s website, www.peoplesutah.com, or at the same URL above until February 26, 2015.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission in June 2015.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank with 18 locations in two divisions, Bank of American Fork and Lewiston State Bank. The bank has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	As of or Year-to-Date
	December 31,	September 30,	December 31,
(Dollars in thousands, except share data)	2015	2015	2014
Financial Condition Data:
Average loans	$983,294	$972,541	$861,785
Average earning assets	1,391,108	1,363,339	1,250,156
Average total assets	1,468,942	1,437,722	1,331,291
Average shareholders’ equity	186,889	179,382	152,788

Selected Balance Sheet Financial Ratios:
Book value per share	$11.92	$11.81	$10.68
Tangible book value per share	$11.88	$11.77	$10.63
Non-performing assets to total assets	0.51%	0.64%	0.70%
Allowance for loan losses to gross loans	1.45%	1.54%	1.58%
Loans to Deposits	80.23%	74.11%	78.18%

Asset Quality Data:
Non-performing loans	$7,418	$9,383	$7,864
Non-performing assets	7,986	10,002	9,537
Net charge-offs	594	424	939

Capital Ratios:
Tier 1 leverage capital (1)	13.38%	13.71%	11.32%
Total risk–based capital (1)	18.96%	19.56%	16.01%
Average equity to average assets	12.72%	12.48%	11.48%
Tangible common equity to tangible assets (4)	13.42%	13.26%	11.48%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Selected Performance Ratios:
Basic earnings per share	$0.28	$0.30	$0.28	$1.21	$1.02
Diluted earnings per share	$0.27	$0.29	$0.26	$1.17	$0.98
Net interest margin (2)	4.43%	4.43%	4.45%	4.43%	4.39%
Efficiency ratio (3)	62.48%	57.93%	62.35%	60.23%	63.58%
Non-interest income to average assets	0.95%	1.05%	1.12%	1.09%	1.14%
Non-interest expense to average assets	3.21%	3.03%	3.29%	3.18%	3.41%
Return on average assets	1.24%	1.40%	1.17%	1.34%	1.12%
Return on average equity	9.27%	10.21%	10.17%	10.49%	9.76%
Net charge-offs to average loans	0.07%	0.13%	0.08%	0.06%	0.11%
(1)	Tier 1 leverage capital and Total risk-based capital as of December 31, 2015 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)

Represents the sum of non-interest expense less merger costs all divided by the sum of net interest income and non-interest income. Merger costs were $711,000 for the year ended December 31, 2014. There were no merger costs in the fourth quarter of 2014 or in any period during 2015.

(4)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $679,000, $703,000 and $776,000 at December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	December 31,
(Dollars in thousands, except share data)	2015	2015	2014
ASSETS
Cash and due from banks	$19,745	$20,878	$30,277
Interest bearing deposits	20,428	119,994	16,701
Federal funds sold	2,176	1,211	724
Total cash and cash equivalents	42,349	142,083	47,702
Investment securities:
Available for sale, at fair value	332,736	311,138	295,637
Held to maturity, at historical cost	65,882	49,292	35,202
Total investment securities	398,618	360,430	330,839
Non-marketable equity securities	2,244	1,644	2,628
Loans held for sale	17,947	9,907	12,272
Loans:
Loans held for investment	1,047,975	993,464	940,457
Less allowance for loan losses	(15,557)	(15,527)	(15,151)
Total loans held for investment, net	1,032,418	977,937	925,306
Premises and equipment, net	22,104	22,395	21,608
Accrued interest receivable	5,767	5,910	5,253
Deferred income tax assets	8,606	7,407	7,682
Other real estate owned	568	619	1,673
Bank-owned life insurance	19,170	19,028	6,657
Other assets	6,191	6,595	5,505
Total assets	$1,555,982	$1,553,955	$1,367,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$408,508	$428,852	$327,075
Interest bearing deposits	900,677	904,021	872,158
Total deposits	1,309,185	1,332,873	1,199,233
Short-term borrowings	27,204	2,414	1,496
Accrued interest payable	314	312	343
Dividends payable	-	-	2,066
Other liabilities	9,871	11,747	6,328
Total liabilities	1,346,574	1,347,346	1,209,466
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-
Common shares, $0.01 par value	176	175	148
Additional paid-in capital	67,338	66,769	31,137
Retained earnings	142,223	138,388	125,595
Accumulated other comprehensive income (loss)	(329)	1,277	779
Total shareholders’ equity	209,408	206,609	157,659
Total liabilities and shareholders’ equity	$1,555,982	$1,553,955	$1,367,125

Common shares outstanding	17,567,154	17,491,552	14,758,121

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
(Dollars in thousands, except share	December 31,	September 30,	December 31,	December 31,	December 31,
and per share data)	2015	2015	2014	2015	2014
Interest income
Interest and fees on loans	$15,611	$15,095	$13,823	$58,861	$51,842
Interest and dividends on investments	1,569	1,424	1,468	5,740	6,361
Total interest income	17,180	16,519	15,291	64,601	58,203
Interest expense	731	730	795	2,961	3,260
Net interest income	16,449	15,789	14,496	61,640	54,943
Provision for loan losses	200	200	600	1,000	1,700
Net interest income after provision for loan losses	16,249	15,589	13,896	60,640	53,243
Non-interest income
Service charges on deposit accounts	579	613	683	2,449	2,821
Card processing	1,103	1,079	1,059	4,250	4,185
Mortgage banking	1,678	1,841	1,822	7,316	6,444
Other operating	392	432	321	1,989	1,791
Total non-interest income	3,752	3,965	3,885	16,004	15,241
Non-interest expense
Salaries and employee benefits	8,067	7,323	6,866	29,892	27,584
Occupancy, equipment and depreciation	1,039	969	1,052	3,953	3,889
Data processing	811	811	785	3,159	3,086
FDIC premiums	190	186	215	754	810
Card processing	501	512	573	2,017	2,136
Marketing and advertising	197	279	332	853	934
Merger-related expenses	-	-	-	-	711
Other	1,817	1,364	1,638	6,140	6,183
Total non-interest expense	12,622	11,444	11,461	46,768	45,333
Income before income tax expense	7,379	8,110	6,320	29,876	23,151
Income tax expense	2,493	2,844	2,251	10,262	8,246
Net income	$4,886	$5,266	$4,069	$19,614	$14,905

Earnings per common share:
Basic	$0.28	$0.30	$0.28	$1.21	$1.02
Diluted	$0.27	$0.29	$0.26	$1.17	$0.98

Weighted average common shares outstanding:
Basic	17,555,236	17,467,161	14,724,470	16,258,424	14,677,499
Diluted	18,179,875	18,105,768	15,266,345	16,829,205	15,134,025

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	December 31, 2015			December 31, 2014
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$286,839	$1,084	1.50%	$253,098	$1,013	1.59%
Non-taxable securities (1) (2)	92,336	669	2.87%	80,562	645	3.18%
Loans (3) (4)	1,015,202	15,611	6.10%	916,305	13,823	5.99%
Total interest earning assets	1,473,509	17,414	4.69%	1,291,234	15,517	4.77%
Total average assets	1,561,584			1,380,182
Total interest bearing deposits	909,185	728	0.32%	873,710	795	0.36%
Shareholders’ equity	209,165			158,660
Net interest income (tax-equivalent)		16,683			14,722
Net interest margin (tax-equivalent)			4.49%			4.52%

	Year Ended
	December 31, 2015			December 31, 2014
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$257,480	$3,947	1.53%	$258,561	$4,487	1.74%
Non-taxable securities (1) (2)	82,211	2,501	3.04%	82,434	2,669	3.24%
Loans (3) (4)	983,294	58,861	5.99%	861,785	51,842	6.02%
Total interest earning assets	1,391,108	65,476	4.71%	1,250,156	59,137	4.73%
Total average assets	1,468,942			1,331,291
Total interest bearing deposits	890,116	2,955	0.33%	858,051	3,258	0.38%
Shareholders’ equity	186,889			152,788
Net interest income (tax-equivalent)		62,515			55,877
Net interest margin (tax-equivalent)			4.49%			4.47%
(1)

Excludes average unrealized gains of $1.4 million and $1.5 million for the three months ended December 31, 2015 and 2014, respectively, and $1.7 million and $642,000 for the year ended December 31, 2015 and 2014, respectively.

(2)

Includes tax effect on tax-exempt investment security income of $234,000 and $226,000 for the three months ended December 31, 2015 and 2014, respectively, and $875,000 and $934,000 for the year ended December 31, 2015 and 2014, respectively.

(3)

Loan interest income includes loan fees of $1.4 million and $1.0 million for the three months ended December 31, 2015 and 2014, respectively, and $4.9 million and $3.7 million for the year ended December 31, 2015 and 2014, respectively.

(4)

Excludes average non-accrual loans of $8.6 million and $9.5 million for the three months ended December 31, 2015 and 2014, respectively, and $8.0 million and $11.2 million for year ended December 31, 2015 and 2014, respectively.